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            Consent of Independent Registered Public Accounting Firm


The Board of Trustees of Eclipse Funds
and the Board of Trustees of The MainStay Funds:

We consent to the use of our reports dated December 20, 2007, with respect to the financial statements of the MainStay Small Cap Opportunity Fund, one of the funds comprising Eclipse Funds, and the MainStay Small Cap Value Fund, one of the funds comprising The MainStay Funds, as of October 31, 2007, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Representations and Warranties", and "Financial Highlights of MainStay Small Cap Opportunity Fund" in the Proxy Statement/Prospectus in this Registration Statement on Form N-14.


/s/ KPMG LLP

Philadelphia, Pennsylvania
September 30, 2008